TriNet Appoints Mala Murthy as Chief Financial Officer, Succeeding
Kelly Tuminelli

DUBLIN, CA — October 29, 2025 — In addition to its third quarter 2025 earnings results today, TriNet (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses (SMBs), announced that Mala Murthy will join the company as Executive Vice President and Chief Financial Officer, effective November 28. Murthy will report directly to TriNet President and CEO, Mike Simonds. She will succeed TriNet’s current CFO, Kelly Tuminelli, who will serve as a special advisor to the CEO from November 28, 2025, through March 16, 2026.

Murthy is an accomplished financial executive with a proven track record of helping to set strategy, optimize capital allocation, and build high-performing teams, most recently serving as CFO of Teladoc Health. Prior to Teladoc Health, she held several senior executive positions at American Express, including Chief Financial Officer of its Global Commercial Services segment with over $15 billion in revenue. She also previously served in FP&A, Treasury, and Corporate Development and Strategy leadership positions with PepsiCo. Murthy holds a bachelor's degree in computer science and engineering from Jadavpur University in India, an MBA from the India Institute of Management, and a master's degree in public and private management from Yale School of Management.

“It is my pleasure to welcome Mala Murthy as TriNet’s new Chief Financial Officer,” said Simonds. “Mala is an exceptional leader with extensive experience in technology enabled service businesses, including those serving SMBs. I am excited to partner with Mala in this pivotal period as we continue to significantly improve the foundation of our business and look forward to accelerating profitable growth for TriNet.”

“On behalf of TriNet, I would also like to express our sincere gratitude to Kelly Tuminelli for her leadership and dedication as our Chief Financial Officer over the past five years,” continued Simonds. “In addition to being a consistent and reliable voice to many of our key constituents, Kelly has been a trusted partner to me for over a year and a half as CEO. As she transitions into her new role as special advisor, we remain appreciative of her many contributions to TriNet.”

Commenting on joining the company, Murthy said, “I am truly energized to join TriNet’s leadership team and help catalyze the considerable growth opportunities available to us. SMBs have a big and growing need for help with HR, compliance, and healthcare benefits — and new technology is rapidly enabling better solutions. I am excited to partner with Mike and the team to drive meaningful results for TriNet customers, colleagues, partners, and shareholders.”

About TriNet TriNet is a leading provider of Human Resources solutions for small and medium-size businesses, offering advanced technology-enabled services that include human capital expertise, employee benefits such as health insurance and retirement plans, payroll and payroll tax administration, risk mitigation, and compliance consulting. Our long-term objective is to be the premier provider of HR services for a broad range of SMBs through industry leading benefits, sales distribution excellence, and a world class services delivery model. For more information, visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.